                                                                     Exhibit 5.1

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON


                                         June 30, 1999


Grove Investors LLC
Grove Investors Capital, Inc.
1565 Buchanan Trail East
Shady Grove, Pennsylvania 17256

                   REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

            In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Grove Investors LLC, a Delaware limited liability company (the "Company"), and Grove Investors Capital, Inc., a Delaware corporation ("Grove Investors Capital" and, together with the Company, the "Issuers"), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as

Grove Investors LLC                                                            2


amended (the "Act"), and the rules and regulations under it, we have been requested to render our opinion as to the legality of the securities being registered. The Registration Statement relates to the registration under the Act of the Issuers' 14 1/2% Senior Debentures due 2010 (the "Exchange Debentures"). The Exchange Debentures are to be offered in exchange for the Issuers' outstanding 14 1/2% Senior Debentures due 2010 (the "Existing Debentures") issued and sold by the Issuers on April 29, 1998 in an offering exempt from registration under the Act and issued as interest payments in lieu of paying interest in cash. The Exchange Debentures will be issued by the Issuers in accordance with the terms of the Indenture (the "Indenture"), dated as of April 29, 1998, among the Issuers and United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms used in this opinion and not otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

            In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

            (i) the Registration Statement (including its exhibits);

            (ii) the Indenture included as Exhibit 4.1 to the Registration Statement;

            (iii) the Purchase Agreement, dated as of April 29, 1998, among the Issuers and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") included as Exhibit 1.1 to the Registration Statement;

            (iv) the proposed form of the Exchange Debentures included as
Exhibit 4.3 to the Registration Statement; and

Grove Investors LLC                                                            3


            (v) the Registration Rights Agreement, dated as of April 29, 1998, among the Issuers and DLJ (the "Registration Rights Agreement"), included as
Exhibit 4.4 to the Registration Statement.

            In addition, we have examined: (i) corporate and limited liability company records of the Issuers as we have considered appropriate; and (ii) other certificates, agreements and other documents as we deemed relevant and necessary as a basis for the opinions expressed below.

            In our examination of the Documents and in rendering our opinions, we have assumed without independent investigation, (i) the enforceability of the Documents against each party to them (other than the Issuers), (ii) that the authorization, execution and delivery by each of the Issuers of each Document to which it is a party and the consummation by each of the Issuers of the transactions contemplated by them do not violate or result in a breach of or default under the party's charter documents, operating agreements or other organizational documents, as the case may be, (iii) that the Exchange Debentures will be issued as described in the Registration Statement and in the form reviewed by us and that any information omitted from the form will be properly added, (iv) the genuineness of all signatures, (v) the legal capacity of all individuals who have executed any of the documents which we examined, (vi) the authenticity of all documents submitted to us as originals, (vii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and (viii) the authenticity of all the latter documents.

Grove Investors LLC                                                            4


            In expressing our opinions, we have relied upon the factual matters contained in the representations and warranties of the Issuers made in the Documents and upon certificates of public officials and officers of the Issuers.

            Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when issued, authenticated and delivered in accordance with the terms of the Indenture and against exchange for the Existing Debentures in accordance with the terms set forth in the Registration Rights Agreement, the Exchange Debentures will be legal, valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

            The foregoing opinions are subject to the assumption and qualification that the enforceability of the Indenture and the Exchange Debentures may be limited by (i) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            Our opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law and the Limited Liability Company Act of the State of Delaware and the judicial decisions interpreting the same. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect.

            We consent to the use of our name in the Registration Statement and in the prospectus contained in it as it appears under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent,

Grove Investors LLC                                                            5


we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated under it.


                                     Very truly yours,


                        /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON